Exhibit 99.1

U.S. Energy Corp.

To Raise $1.5 Million In Registered Direct Offering

Denver, CO (December 16, 2016) – U.S. Energy Corp. (NASDAQ: USEG), today announced it has entered into definitive securities purchase agreements with certain institutional investors for a registered direct offering of shares of common stock for gross proceeds of approximately $1.5 million. The offering was priced at $1.50 per share. Additionally, in a concurrent private placement, for each share of common stock purchased, the investors will receive a warrant to purchase one share of common stock of the Company at an exercise price of $2.05 per share, subject to adjustment, for a period of five years from closing. The offering is expected to close on or about December 21, 2016, subject to satisfaction of customary closing conditions.

Roth Capital Partners served as sole placement agent for the offering.

After placement agent fees and estimated offering expenses payable by the Company, the Company expects to receive net proceeds of approximately $1.365 million. The Company intends to use the net proceeds from the offering for general corporate purposes and for general and administrative expenses.

The shares of the Company’s common stock are being offered pursuant to a shelf registration statement (File No. 333-204350), including a base prospectus, which was declared effective by the United States Securities and Exchange Commission (the “SEC”) on July 29, 2015. A prospectus supplement relating to the offering of shares of common stock will be filed with the SEC. Copies of the prospectus supplement and accompanying base prospectus, when filed, may be obtained from Roth Capital Partners, LLC, 888 San Clemente, Suite 400, Newport Beach, CA 92660, (800) 678-9147 or by accessing the SEC’s website, www.sec.gov.

The warrants and the shares of common stock underlying the warrants issued in the offering have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws. Accordingly, the warrants and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. We have agreed to file a resale registration statement to register the shares of common stock underlying the warrants issued in the offering within 45 days.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About U.S. Energy Corp.

U.S. Energy Corp. is a natural resource exploration and development company with a primary focus on the exploration and development of its oil and gas assets. The Company is headquartered in Denver, Colorado and trades on the NASDAQ Capital Market under the symbol “USEG”.

Safe Harbor / Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed public offering and the intended use of proceeds from the offering. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of our business and other risks detailed from time to time in our filings with the Securities and Exchange Commission, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

Contact:

for U.S. Energy Investor Relations